Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS 2011 SECOND QUARTER AND
SIX-MONTH FINANCIAL RESULTS; ANNOUNCES MANAGEMENT CHANGES

Company to Host Quarterly Conference Call at 10:00 A.M. on August 11, 2011

Financial and Operational Highlights

•	Second quarter 2011 net income of $89,000, or $0.01 per diluted share

•	Year-to-date 2011 net income of $1.2 million, or $0.12 per diluted share

•	Second quarter 2011 gross premiums written increased 17% to $65.3 million

•	Homeowners policies in force totaling 94,100 at June 30, 2011

•	Cash and investment holdings of $178.5 million at June 30, 2011

•	Book value per share of $4.50 at June 30, 2011

St. Petersburg, FL - August 15, 2011: United Insurance Holdings Corp. (OTCBB: UIHC; UIHCW; UIHCU) (United or the Company), a property and casualty insurance holding company, today reported its financial results for the second quarter ended June 30, 2011.

2011 Second Quarter

Net income for the second quarter was $89,000, or $0.01 per diluted share, compared to net income of $195,000 or $0.02 per diluted share, during the same period last year. Net premiums earned increased to $22.3 million for the second quarter from $16.3 million during the same period of last year. Net investment income and other revenues decreased to $1.7 million for quarter compared to $3.1 million in the prior year quarter.

Losses and adjusting expenses increased to $12.6 million for the second quarter from $8.5 million during the same period of last year. Policy acquisition costs increased to $7.2 million from $6.2 million for the second quarter of 2010. Operating expenses, which include general and administrative expenses, increased to $3.6 million from $3.1 million during the same period of last year.

2011 Year-to-Date

For the year-to-date period, net income was $1.2 million, or $0.12 per diluted share, compared to a net loss of $3.5 million, or $0.33 per diluted share for the same period last year. The Company's net premiums earned increased to $41.4 million, from $31 million during the same period of last year. Net investment income and other revenues decreased to $3.1 million for the year-to-date period from $5.3 million during the same period of last year.

Losses and adjusting expenses remained flat at $21 million while policy acquisition costs increased to $13.7 million from $12.6 million for the same period last year. Operating expenses increased to $7.2 million from $6.1 million during the same period of last year. Interest expense decreased to $311,000 from $1.5 million for the six months ended June 30, 2010.

Balance Sheet Highlights

United's cash and investment holdings totaled $178.5 million at June 30, 2011, compared to $126.2 million at December 31, 2010. United's cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 97% and 93% of United's total investments at June 30, 2011, and December 31, 2010, respectively.

An increase in new business, policyholder retention, and three rate increases implemented by the Company over the last two years resulted in net premiums earned increasing $6 million to $22.3 million for the quarter, or 37% over the same period of last year. “Our second quarter results continued to build on the positive momentum we established in the first quarter,” said Don Cronin, United's Chief Executive Officer. “We continue to benefit from the impact of several rate increases.”

United's losses and adjusting expenses increased primarily due to an increase in writings and an  $892,000 increase in catastrophic losses from Hurricane Wilma which United recorded  as a result of the commutation of the 2005 Florida Hurricane Catastrophe Fund contract. Notwithstanding this increase in its bulk reserves, the Company continues to see favorable development on prior period cases as well as improvement in its current year non-catastrophe loss ratios as a result of the rate increases which have been implemented. “Although incurred losses increased during the second quarter, our year-to-date loss ratio decreased from 28% to 25%” said Mr. Cronin, “and we expect that trend to continue with a reduced chance of future adverse loss development.”

The Company remains on target to begin writing policies in Massachusetts in the fourth quarter of 2011, and it has applications pending in three other states along the East Coast.

Company Announces Management Changes

Joseph Peiso, the Company's Chief Financial Officer, has submitted his resignation effective August 15, 2011, to pursue another opportunity. The Board of Directors wishes to thank Mr. Peiso for his contribution during his tenure with the Company and wishes him well in his new position.

Donald Cronin, the Company's President, Chief Executive Officer, and a Director, announced his intention to retire after the 2011 hurricane season or at such earlier time as his successor is identified. Mr. Cronin joined the Company in 2001 and became President in 2002. In response, the Board has formed a strategic growth and development committee. Larry Swets, a Director, will serve as Chairman of the committee.

Greg Branch, Chairman of the Board of Directors, said “The entire United organization wishes to thank Don for his many contributions over the past ten years, which led to the Company's growth from a small Florida-only carrier to the 15th largest homeowners carrier in the state. Under Don's leadership, the Company has generated an average ROE of over 30% per year and was profitable for eight of the nine years including the 2004 and 2005 storm-laden years. While we are sad to see Don leave, we wish him well in his future endeavors.”

“I am very proud of our entire team and what we have accomplished over the past ten years,” said Don Cronin. “We have continued to post solid financial results despite enormous challenges in our industry. While it was a very difficult decision, I believe that this is the right time for me to move on to the next chapter in my life. I am confident that the Board will select a leader who will continue the momentum built and bring the Company to the next stage in its corporate life cycle.”

Conference Call Details

August 15, 2011 - 4:00 PM ET
Participant Dial-In Numbers:
(United States): 877-407-0782
(International): 201-689-8567

Webcast

To listen to the live webcast, please go to www.upcic.com (“Events and Presentations”) and click on the conference call link, or go to: http://www.investorcalendar.com/IC/CEPage.asp?ID=165176.

About United Insurance Holdings Corp.

Founded in 1999, United Property & Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., writes and services homeowners insurance in Florida and South Carolina and is licensed to write property & casualty insurance in Massachusetts. From its headquarters in St. Petersburg, United's team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agency groups and conducts business through three wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United's premiums and policies.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of the additional rate increases, and the expansion into South Carolina and other states. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2010. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Joe Rohloff		Adam Prior
SEC Reporting Manager		Vice President
(727) 895-7737 / jrohloff@upcic.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Account Executive
(212) 836-9615 / tdowns@equityny.com

Condensed Consolidated Statements of Income
(Unaudited)
In thousands, except share and per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
REVENUE:
Gross premiums written	$65,296	$55,675	$116,071	$91,242
Decrease (increase) in gross unearned premiums	(21,037))	(17,431))	(31,446))	(14,912))
Gross premiums earned	44,259	38,244	84,625	76,330
Ceded premiums earned	(21,960))	(21,944))	(43,218))	(45,337))
Net premiums earned	22,299	16,300	41,407	30,993
Net investment income	700	968	1,234	2,016
Net realized gains	112	42	112	28
Other revenue	884	2,059	1,710	3,280
Total revenue	23,995	19,369	44,463	36,317
EXPENSES:
Losses and loss adjustment expenses	12,601	8,546	20,985	21,015
Policy acquisition costs	7,181	6,161	13,725	12,616
Operating expenses	3,557	3,149	7,217	6,104
Interest expense	157	391	311	1,482
Total expenses	23,496	18,247	42,238	41,217
Income (loss) before other expenses	499	1,122	2,225	(4,900))
Other expenses	279	726	279	726
Income (loss) before income taxes	220	396	1,946	(5,626))
Provision for (benefit from) income taxes	131	201	733	(2,122))
Net income (loss)	$89	$195	$1,213	$(3,504))
OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gain on investments	1,091	684	1,029	1,796
Reclassification adjustment for net realized investment gains	(112))	(42))	(112))	(28))
Income tax expense related to items of other comprehensive income	(377))	(247))	(354))	(682))
Total comprehensive income (loss)	$691	$590	$1,776	$(2,418))

Weighted average shares outstanding
Basic and Diluted	10,473,717	10,573,932	10,523,548	10,573,932

Earnings (loss) per share
Basic and Diluted	$0.01	$0.02	$0.12	$(0.33))

Dividends declared per share	$—	$—	$—	$0.05

Condensed Consolidated Balance Sheets
In thousands, except share and par value amounts

	June 30, 2011	December 31, 2010
ASSETS	(Unaudited)
Investments available for sale, at fair value:
Fixed maturities (amortized cost of $127,079 and $50,984, respectively)	$127,450	$50,683
Equity securities (adjusted cost of $3,579 and $3,666, respectively)	3,773	3,615
Other long-term investments	300	300
Total investments	131,523	54,598
Cash and cash equivalents	46,960	71,644
Accrued investment income	929	414
Premiums receivable, net of allowances for credit losses of $64 and $61, respectively	14,845	7,825
Reinsurance recoverable on paid and unpaid losses	19,928	27,304
Prepaid reinsurance premiums	84,230	38,307
Deferred policy acquisition costs	13,632	9,342
Other assets	8,241	4,187
Total Assets	$320,288	$213,621
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$44,057	$47,414
Unearned premiums	108,607	77,161
Reinsurance payable	86,043	14,982
Other liabilities	17,296	10,536
Notes payable	17,647	18,235
Total Liabilities	273,650	168,328
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding for 2011 and 2010	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 10,573,932 issued for 2011 and 2010, respectively; 10,361,849 and 10,573,932 outstanding for 2011 and 2010, respectively	1	1
Additional paid-in capital	75	75
Treasury shares, at cost; 212,083 and 0 shares, respectively	(431))	—
Accumulated other comprehensive income	347	(216))
Retained earnings	46,646	45,433
Total Stockholders' Equity	46,638	45,293
Total Liabilities and Stockholders' Equity	$320,288	$213,621